UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 18, 2017

DELANCO BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	0-55087	80-0943940
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

615 Burlington Avenue, Delanco, New Jersey, 08075

(Address of principal executive offices) (Zip Code)

(856) 461-0611

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ X ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On October 18, 2017, Delanco Bancorp, Inc. (“Delanco”) and First Bank entered into an Agreement and Plan of Reorganization (the “Agreement”) which provides for the acquisition of Delanco by First Bank (the “Merger”) pursuant to the merger of Delanco with and into a to-be-formed subsidiary of First Bank (“Merger Sub”) with Merger Sub as the surviving corporation. Simultaneously upon the completion of the Merger, Delanco Federal Savings Bank, the wholly owned subsidiary of Delanco, will merge with and into First Bank.

At the effective time of such Merger, the outstanding shares of capital stock of Delanco shall be converted into the right to receive 1.11 shares of First Bank common stock. In addition, the holders of options to purchase shares of Delanco common stock will receive a cash payment for each such option equal to the difference, if positive, between (1) the product of 1.11 and the average closing price of First Bank common stock prior to the closing of the Merger and (2) the exercise price of such option.

The Agreement contains customary representations and warranties from First Bank and Delanco and each party has agreed to customary covenants including, among others, covenants relating to (1) the conduct of Delanco’s business during the interim period between the execution of the Agreement and the consummation of the Merger, (2) Delanco ’s obligations to facilitate its shareholders’ consideration of, and voting upon, the Agreement and the Merger, (3) the recommendation by the parties’ respective boards of directors in favor of approval of the Agreement and the Merger, (4) Delanco’s obligation to submit the Agreement to its shareholders for approval at a meeting of shareholders held for that purpose, and (5) Delanco’s non-solicitation obligations relating to alternative business combination transactions.

The completion of the Merger is subject to customary closing conditions, including receipt of required shareholder and regulatory approvals (including regulatory approvals without the imposition of a condition that would have a burdensome effect on First Bank or the business of Delanco following the consummation of the Merger), the absence of any law or order prohibiting the consummation of the Merger, approval of the listing on the Nasdaq Global Market of First Bank’s common stock to be issued in the Merger, and the clearance of the offering circular to be used in connection with the Merger. Each party’s obligation to complete the Merger is also subject to certain additional customary conditions including, subject to certain exceptions, the accuracy of the representations and warranties of the other party, performance in all material respects by the other party of its obligations under the Agreement and receipt by such party of an opinion from counsel to the effect that the Merger will qualify as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended.

The Agreement contains certain termination rights for both First Bank and Delanco. and further provides that a termination fee of $550,000 will be payable by Delanco to First Bank upon termination of the Agreement under certain specified circumstances.

The foregoing description of the Agreement and the transactions contemplated therein does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached as Exhibit 2.1 and incorporated by reference herein. The Agreement has been attached as an exhibit to this report in order to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial information about First Bank, Delanco, or their respective subsidiaries and affiliates. The representations, warranties and covenants of each party set forth in the Agreement were made only for purposes of the Agreement and as of specific dates, and were and are solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them or any descriptions of them as statements of facts or conditions of First Bank, Delanco, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Agreement is included with this filing only to provide investors with information regarding the terms of the Agreement, and not to provide investors with any other factual information regarding First Bank, Delanco, their respective affiliates, or their respective businesses. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding First Bank, Delanco, their respective affiliates or their respective businesses, the Agreement, and the Merger that will be contained in, or incorporated by reference into, the offering circular that will include a proxy statement/prospectus of Delanco and First Bank, as well as in the Forms 10-K, Forms 10-Q and other filings that First Bank makes with the Federal Deposit Insurance Corporation (the “FDIC”) and Delanco makes with the U.S. Securities and Exchange Commission.

Concurrently with execution of the Agreement, each of the directors of Delanco in their capacity as shareholders of Delanco entered into a voting agreement with First Bank and Delanco, under which the directors agreed to vote their shares of common stock of Delanco in favor of the Agreement and the Merger at the special meeting of Delanco’s shareholders at which these matters are to be considered. The form of voting agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Concurrently with the execution of the Agreement, Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Value LLC and Joseph Stilwell (collectively, the “Stilwell Group”) also entered into a voting agreement with First Bank and Delanco, under which the Stilwell Group agreed to vote its shares of common stock of Delanco in favor of the Agreement and the Merger at the special meeting of Delanco’s shareholders at which these matters are to be considered. The voting agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Forward-Looking Statements

Certain statements contained in this communication may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to First Bank’s and Delanco’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations.

Readers are cautioned not to place undue reliance on the forward-looking statements contained in this document in that actual results could differ materially from those indicated in such forward-looking statements, due to a variety of factors. In addition to factors previously disclosed in First Bank’s reports filed with the FDIC and Delanco’s reports filed with the SEC and those identified elsewhere in this document, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in First Bank’s operating or expansion strategy, availability of and costs associated with obtaining adequate and timely sources of liquidity, the ability to maintain credit quality, possible adverse rulings, judgments, settlements and other outcomes of pending litigation, the ability of First Bank and Delanco to collect amounts due under loan agreements, changes in consumer preferences, effectiveness of First Bank’s interest rate risk management strategies, laws and regulations affecting financial institutions in general or relating to taxes, the effect of pending or future legislation, the ability to obtain regulatory approvals and meet other closing conditions to the Merger, including approval by Delanco’s shareholders on the expected terms and schedule, delay in closing the Merger, difficulties and delays in integrating the Delanco business or fully realizing cost savings and other benefits of the Merger, business disruption following the Merger, changes in interest rates and capital markets, inflation, customer acceptance of First Bank’s products and services, customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions and other risk factors. Any forward-looking statement speaks only as of the date of this document, and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this document. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts, and may not reflect actual results.

Important Additional Information and Where to Find It

In connection with the proposed merger, First Bank will file with the FDIC an offering circular that will include a proxy statement of Delanco and a prospectus of First Bank, as well as other relevant documents concerning the proposed transaction. The proposed merger will be submitted to Delanco’s shareholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. SHAREHOLDERS OF DELANCO ARE URGED TO READ THE OFFERING CIRCULAR AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE FDIC BY FIRST BANK, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the proxy statement/prospectus, as well as other filings containing information about First Bank, may be obtained at the FDIC’s Internet site (https://efr.fdic.gov/fcxweb/efr/index.html), when they are filed by First Bank. A free copy of the proxy statement/prospectus, as well as other filings containing information about Delanco, may be obtained at the SEC’s website (http://www.sec.gov), when they are filed by Delanco. You will also be able to obtain the offering circular which will include the proxy statement/prospectus, when it is filed, and the filings with the FDIC, for First Bank, and the SEC, for Delanco, that will be incorporated by reference into the proxy statement/prospectus, free of charge, from First Bank at www.firstbanknj.com under the heading “Investor Relations.” Copies of the proxy statement/prospectus can also be obtained, when it becomes available, free of charge, by directing a request to First Bank, 2465 Kuser Road, Hamilton, NJ 08690, Attention: Patrick L. Ryan, President and Chief Executive Officer, Telephone: (609) 643-0168 or to Delanco Bancorp, Inc., 615 Burlington Avenue, Burlington, NJ 08075, Attention: James E. Igo, Chairman, President and Chief Executive Officer, Telephone: (856) 461-0611.

Delanco and its directors and executive officers and certain other members of their management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Delanco in connection with the proposed merger. Information about the directors and executive officers of Delanco, and their respective ownership of Delanco common stock, is set forth in the proxy statement for Delanco’s 2017 annual meeting of shareholders, which was filed with the SEC on Schedule 14A on or about July 21, 2017. Additional information regarding all of the participants in the solicitation may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

2.1	Agreement and Plan of Reorganization, dated as of October 18, 2017, between First Bank and Delanco Bancorp, Inc.

10.1	Form of Voting Agreement, dated October 18, 2017, among First Bank, Delanco Bancorp., Inc. and certain shareholders of Delanco Bancorp, Inc.

10.2

Voting Agreement, dated October 18, 2017, among First Bank, Delanco Bancorp., Inc. and Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Value LLC and Joseph Stilwell

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DELANCO BANCORP, INC.

Date: October 23, 2017	By:	/s/ James E. Igo
James E. Igo
President and Chief Executive Officer